EXHIBIT 10.1

                           CHECKPOINT SYSTEMS, INC.
                           2003 CORPORATE BONUS PLAN



For 2003, the Board of Directors approved the 2003 Corporate Bonus Plan. The 2003 Corporate Bonus Plan provides for a Bonus Pool to be formed when earnings per share (EPS) increases over a defined target. The Bonus Pool is then apportioned among four groups of employees: corporate officers, vice presidents, middle management, and front line employees. Each group has a targeted bonus percentage assigned which is adjusted, depending on the percentage increase or decrease over the targeted EPS growth. The specified minimum target for EPS was attained for the fiscal year 2003 and bonuses were payable.